FOR IMMEDIATE RELEASE
---------------------

Espey sets new sales record in 2004...
Revenues increase by 14 % to $22.5 million.

Saratoga Springs, NY, August 23, 2004- Espey Mfg. & Electronics Corp. (AMEX:ESP) announces year-end results for its fiscal twelve-months and the fourth quarter ended June 30, 2004.

For the fiscal year 2003-2004, the Company reported a $2.7 million, 14% increase, in net sales over the prior fiscal year. Net sales rose to a new Company high of $22.5 million in fiscal 2004 as compared with $19.8 million in fiscal 2003. Net income was $960,826, $ .95 per basic share, for the fiscal year ended June 30, 2004, compared with a net income of $964,700, $.94 per basic share, for the fiscal year ended June 30, 2003.

For the fourth quarter ended June 30, 2004, net sales grew by 29% to $5.4 million, compared with last year's fourth quarter net sales of $4.2 million. Net income for the period increased to $564,423, $ .56 per basic share, compared with a net income of $499,903, $0.49 per basic share, for the corresponding period last year.

The Board of Directors is pleased to announce it has declared a cash dividend of $ .15 per share for the first quarter of fiscal 2005, payable on September 30, 2004 to all shareholders of record as at September 15, 2004.

"Espey achieved a new sales record for fiscal year 2004, which represents an important milestone for our Company and another solid financial performance for our shareholders," said Mr. Howard Pinsley, Espey President and CEO.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr.
                            -------------
David O'Neil at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.



Espey Mfg. & Electronics Corp. comparative unaudited three-month and twelve-month figures for the periods ended June 30, 2004 and 2003.

                                             Three Months                           Twelve Months
                                       2004                 2003              2004                 2003
                                  ------------------------------------------------------------------------
Net Sales:                         $ 5,423,986           4,200,093         $22,507,199         $19,773,411

Net Income:                            564,423             499,903             960,826             964,700


Income per share:
Basic                                      .56                 .49                 .95                 .94
Diluted                                    .55                 .49                 .94                 .94


Weighted average number of
shares outstanding:
Basic                                1,014,020           1,019,946           1,013,663           1,025,200
Diluted                              1,022,987           1,021,195           1,022,344           1,027,686



                               ###################